Exhibit 107
Calculation of Filing Fee Tables
Form S-1
(Form Type)
Better Home & Finance Holding Company
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Secondary Offering: Better Home & Finance Class A common stock, par value $0.0001 per share (“Class A Common Stock”)	457(c)	414,440,051(2)	$0.415(3)	$172,013,343.17	0.0001476	$25,389.17
Fees to be Paid	Equity	Primary Offering: Class A Common Stock underlying Warrants	457(g)	9,808,405(4)	$11.50(5)	$112,796,657.50	0.0001476	$16,648.79
Fees to be Paid	Equity	Secondary Offering: Class A Common Stock underlying Private Warrants	457(g)	3,733,358(6)	$11.50(5)	$42,933,617.00	0.0001476	$6,337.00
Fees to be Paid	Equity	Secondary Offering: Private Warrants to purchase Class A Common Stock	457(g)	3,733,358(7)	—	—	—	—(8)
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$327,743,617.67		$48,374.96
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$48,374.96
(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued as a result of stock splits, stock dividends or similar transactions.

(2)Consists of (i) 53,665,365 shares of Class A Common Stock, (ii) 288,897,403 shares of Class A Common Stock issuable upon conversion of Better Home & Finance Class B common stock, par value $0.0001 per share, and (iii) 71,877,283 shares of Class A Common Stock issuable upon conversion of Better Home & Finance Class C common stock, par value $0.0001 per share.
(3)Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $0.415, which is the average of the high and low prices of the Class A Common Stock on October 10, 2023 on the Nasdaq Global Market, which date is within five business days prior to filing this Registration Statement.
(4)Consists of (i) 6,075,047 shares of Class A Common Stock issuable upon exercise of Public Warrants (as defined in the registration statement to which this exhibit is attached) and (ii) 3,733,358 shares of Class A Common Stock issuable upon exercise of Private Warrants (as defined in the registration statement to which this exhibit is attached).
(5)Pursuant to Rule 457(g) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share for Class A Common Stock issuable upon the exercise of Warrants is $11.50, which is the exercise price for the Warrants.
(6)Represents the resale of up to 3,733,358 shares of Class A Common Stock issuable upon conversion of Private Warrants.
(7)Represents the resale of up to 3,733,358 Private Warrants to purchase shares of Class A Common Stock.
(8)No separate fee is required pursuant to Rule 457(g) under the Securities Act.